Exhibit 10.1

Lohas World (Shenzhen) Intelligent Technology Co., Ltd.

And

Lohas Agricultural Information Technology Co., Ltd.

Exclusive Consultation and Service Agreement (English Translation)

Exclusive Consultation and Service Agreement

This Exclusive Consultation and Service Agreement (hereinafter referred to as “this Agreement”) is signed by the following parties on_16___ (Day) __August__ (Month)_2019__(Year):

(1)	Party A: Lohas World (Shenzhen) Intelligent Technology Co., Ltd. is an enterprise legally established and existing in accordance with the laws of the People’s Republic of China, with unified social credit code of; and

(2)	Party B: Lohas Agricultural Information Technology Co., Ltd. (hereinafter referred to as “operational entity”), an enterprise legally established and existing in accordance with the laws of the People’s Republic of China, with unified social credit code of.

In view of:

1.	Party A is a wholly foreign-owned enterprise registered and validly existing in accordance with the law, able to provide consultation and technical services; and

2.	Party B needs Party A to provide consultation and technical services in its course of operation.

THEREFORE, through friendly consultation, and in the principle of equality and mutual benefit, Party A and Party B hereby agree to the following terms and conditions:

1.	Information Consultation and Technical Services

1.1	Party A agrees to provide information consultation and technical services to Party B and its controlled subsidiaries in accordance with the terms and conditions of this Agreement. Party B agrees to accept information consultation and technical services provided by Party A in accordance with the terms and conditions of this Agreement. The specific contents of information consultation and technical services are as follows:

(1)	Technical development and technical consultation of e-commerce platform and credit risk management platform;

(2)	Technology development of computer network, industry application software, computer software ;

(3)	Human resources information consultation, business management consultation, business information consultation, and scientific and technical information consultation (excluding restricted items);

(4)	Product, software, system technology development and technical services;

(5)	Management and consulting services for the daily operation, finance, investment, assets, creditor’s rights and liabilities, human resources, internal informatization and other management and consulting services customary to the industry; and

(6)	Consulting and other services related to enterprise management, information consulting and network information technology at the request of Party B from time to time.

1.2	Party B shall actively cooperate with Party A to complete the aforementioned work, including, but not limited to, providing relevant business information and required technical specifications and instructions.

1.3	This Agreement shall enter into force on the date of formal signature by both parties for a period of ten years. After the expiration of this Agreement, unless Party A notifies Party B 30 days in advance that this Agreement will not be extended, this Agreement will be automatically extended for 10 years after the expiration of the initial term and each expiration hereof thereafter.

1.4	Party A is the exclusive information consultation and technical services provider to Party B under this Agreement: During the term of this Agreement, , Party B shall not accept any information consultation and technical services provided by any third party that are the same as or similar to those provided by Party A under this Agreement, nor shall Party B enter into similar consultation service agreements with any third party for terminating or affecting Party A’s rights and obligations under this Agreement unless Party A agrees in writing in advance.

For the services have already been provided by a third party to Party B as the date hereof, which are the same as or similar to those provided by Party A, Party B may continue to accept the services upon written consent of Party A. In case Party A does not agree with Party B to continue to accept such services, Party B shall immediately terminate the agreement with the third party and shall bear all costs and responsibilities arising from such termination.

Party B agrees that in the event that Party A does not possess the capability to render specific technical services to Party B, such technical service shall be rendered by an appropriate third party appointed by Party A, at its discretion, in accordance with the terms and conditions of this Agreement. Party B further agrees that, in any event, Party A shall have the right to appoint any third party adequately qualified to render technical service which should have been rendered by Party A in accordance with the Agreement, and Party B agrees to accept such services rendered by such appropriate third party appointed by Party A.

1.5	For any right, ownership, interest and all intellectual property rights arising from the performance of the Agreement (including but not limited to copyright, patent right, technical secret, trade secret and others), no matter developed by Party A itself, or by Party B based on Party A’s intellectual property rights or by Party A based on Party B’s intellectual property rights, Party A shall enjoy all exclusive rights and interests, and Party B shall not claim any of the said rights or interests against Party A. Party B shall sign any and all documents and shall take any and all actions necessary for Party A to become the owner of such intellectual property rights. Both parties agree that this article will remain in force until the two parties agree to terminate it, no matter the Agreement is amended, released or terminated.

2.	Service fee

2.1	Both Party A and Party B agree that Party B shall pay Party A the service fee as a consideration of the information consultation and technical services provided by Party A under Article 1 thereof, the amount and payment method of which shall be set forth in the Annex hereto. The parties hereto agree that, in principle, the payment of the abovementioned services fees shall not cause any difficulty to either party’s daily operations. For the aforesaid purposes, Party A may agree to the deferred payment of the services fees by Party B, or the Annex may be amended upon consultation by both parties and shall be confirmed by written agreements of both parties.

2.2	If Party A designates a third party to provide Party B with the information consultation and technical services in accordance with this Agreement, Party A may choose any of the following methods of payment of such third party’s fees and require Party B to implement:

2.2.1 Party B pays the fees for the information consultation and technical services to the third party directly; or

2.2.2 Party B pays the fees for the information consultation and technical services to Party A directly and Party A in turn settles the fees with such third party.

2.3	Where Party A designates a third party to provide Party B with the information consultation and technical services in accordance with this Agreement, in the event Party A, assumes any joint and several liability to such third party due to Party B, Party B shall compensate Party A for any and all economic losses incurred thereby.

2.4	The parties shall respectively pay taxes to relevant tax authorities in accordance with all relevant laws, regulations and policies.

3.	Representations and warranties

3.1	Party A hereby represents and warrants the following:

(1)	Party A is a company legally established and validly existing in accordance with Chinese laws.

(2)	Its signature and performance of this Agreement is within its corporate power and business scope: Party A has taken all necessary corporate action and make all appropriate authorization, and has obtained the necessary consent and approval from any third party and government department, and does not violate any restriction imposed by any law or contract which is binding upon or has effect on it.

(3)	Once signed, this Agreement shall constitute an obligation which is lawful, valid, binding upon and enforceable against Party A in accordance with the provisions hereof.

(4)	Party A warrants to provide all reasonably necessary equipment and personnel in order to provide good services to Party B in accordance with the Agreement.

3.2	Party B hereby represents and warrants the following:

(1)	Party B is a company legally established and validly existing in accordance with Chinese laws.

(2)	Its signature and performance of this Agreement is within the corporate power and business scope of its company; it has taken all necessary corporate action and made all appropriate authorization, and has obtained the necessary consent and approval from any third party and government department, and does not violate any restriction imposed by any law or contract which is binding upon or has effect on it.

(3)	Once signed, this Agreement shall constitute an obligation which is lawful, valid, binding upon and enforceable against Party B in accordance with the provisions hereof.

(4)	Party B shall pay the service fee to Party A in full and on time in accordance with the Agreement, shall actively cooperate with Party A for Party A to offer services, and shall accept reasonable opinions and suggestions made by Party A that is relating to its business.

(5)	Without the prior written consent of Party A, Party B shall not sell, transfer, mortgage or otherwise dispose of any assets (except for as required by the routine business operation), business or income, or provide security to any third party (except for guarantees provided to the subsidiaries of Party B), or allow any third party to set up any other security interest relating to Party B’s assets or interests (except for as required by the routine business operation).

(6)	In case Party B expects to sign a major contract with any third party, it shall obtain the written consent of Party A prior to signing the contract. Major contract refers to the written or oral contract, agreement, or commitment concluded with any third party on cooperation, transfer of equity, financing or any other aspects that may affect the interests of Party A herein or may lead Party A to make any amendments to or terminate the Agreement before its expiration.

(7)	Party B shall assist Party A and provide Party A with full cooperation in all matters necessary for Party A to effectively perform its duties and obligations hereunder.

(8)	Without the prior written consent of Party A, Party B shall never engage in any transaction that may materially or adversely affect Party B’s assets, business, personnel, obligations, rights or company operations.

(9)	Party B shall hold any and all government permissions, licenses, authorizations and approvals required by Party B to carry out business within the term hereof, and shall ensure that all such government permissions, licenses, authorizations and approvals shall remain legal and valid throughout the term of this Agreement. If any and all government permissions, licenses, authorizations and approvals required by Party B to carry out business during the term of this Agreement are required to be amended and/or increased as a result of change in the regulations of relevant government departments, Party B shall make changes and/or provide additional items as required by relevant laws.

(10)	Party B shall appoint the persons recommended by Party A as directors, supervisors and senior managers of the Company subject to the permission of Chinese law; Party B shall never refuse to appoint the person recommended by Party A for any other reason unless having obtained the prior written consent of Party A or as required by applicable laws;

(11)	During the term of the Agreement, Party B shall cooperate with Party A as well as its direct or indirect shareholders in conducting audit of related party transactions, other kinds of auditing work, due diligence as well as other work, and shall provide relevant information and materials regarding Party B’s operation, business, customers, finance and employees to auditors and/or other professionals entrusted by Party A or its shareholders, and shall allow Party A or its shareholders to disclose such information and materials when necessary for listing or being acquired.

3.3	Both parties hereby agree that:

In case that Party B is in the event of the merger, split, dissolution, liquidation, bankruptcy or other circumstances may affect the ownership and operation of Party B, any successor of Party B shall be deemed as the signatory party thereto and shall be entitled to inherit/assume all the rights and obligations thereunder. Party B undertakes that it has made all appropriate arrangements and has signed all necessary documents to ensure that in the event of the merger, split, dissolution, liquidation, bankruptcy or other circumstances, the performance of the Agreement will not be affected or hindered

4.	Confidential information

4.1	For the purposes of this Agreement, the term “confidential information” includes, but not limited to, all or any part of the following information: any contract, agreement, memorandum, annex, draft or record (including this Agreement) signed by the Parties for the purposes of this Agreement; and any notice without statement that such notice includes public information, given by one Party to the other Party for the purposes of this Agreement.. Upon termination of this Agreement, either party shall return any document, data or software containing confidential information to the other party at its request, or destroy all above items on its own, and delete all confidential information from any relevant memory device, and shall refrain from using such confidential information.

4.2	Unless prior written consent of the other party to this Agreement is obtained, any party shall not disclose confidential information to any third party in any way..

4.3	Each party to the Agreement shall take necessary measures to limit the confidential information it knows or understands to its relevant staff, agents or consultants, and require them to strictly abide by this article and not to disclose the confidential information to any third party. Each party undertakes not to disclose confidential information obtained from the other party to other irrelevant people..

4.4	No party shall be deemed to unlawfully disclose confidential information in the following circumstances:

(1)	The information is already known to the public before it is leaked (except the leakage in violation of this article):

(2)	With the prior written consent of the other party hereto:

(3)	Disclosure made in response to mandatory requirements of government departments or legal decrees, but the requirements of government departments must be issued in formal written documents, otherwise the Parties shall refuse to disclose any confidential information.

4.5	If one party breaches the provisions hereof, it shall compensate the other party for its actual losses.

4.6	Both parties agree that this article will remain in force regardless of whether or not this Agreement is amended, rescinded or terminated..

5.	Liability for breach of contract

5.1	Both parties agree and confirm that, if any party (hereinafter referred to as the “Defaulting Party”) materially breaches any provisions hereunder or materially fails to perform any obligation hereunder, the party shall be deemed to have breached the Agreement (hereinafter referred to as the “Default”), and the other non-defaulting Party (hereinafter referred to as the “Non-defaulting Party”) shall be entitled to request the Defaulting Party to make corrections or take remedial measures within a reasonable period of time. If the Defaulting Party fails to make corrections or take remedial measures within a reasonable period of time or within 15 days after the written notice provided by the Non-defaulting Party requesting for correction, then

(1)	In case Party B is the Defaulting Party, Party A shall be entitled to terminate the Agreement and claim damages from Party B;

(2)	In case Party A is the Defaulting Party, Party B shall be entitled to claim damages from Party A, but under no circumstances can Party B be entitled to terminate or rescind the Agreement unless otherwise stipulated by laws.

5.2	Notwithstanding other provisions of this Agreement, the validity of this article shall not be affected by the termination or rescission of this Agreement.

6.	Force Majeure

6.1	“Force Majeure” refers to any event that is beyond reasonable expectation, irresistible and unavoidable, including wars, fires, earthquakes, floods, storms, snowstorms and others.

6.2	In case the performance hereof is delayed or impeded by Force Majeure, the affected party shall not be liable for the part of obligations delayed or impeded hereunder. However, the affected party should continue to perform once the Force Majeure is eliminated. In case the effect of Force Majeure has rendered the performance of the Agreement impossible or unnecessary, the parties shall seek solutions through friendly negotiations.

7.	The amendment, rescission and termination of the Agreement

7.1	The Agreement may be amended through negotiation between the parties hereto, or by force majeure, laws, regulations and other circumstances provided by this Agreement.

7.2	Any amendment to the Agreement shall be signed in writing by both parties. Otherwise, any change to the Agreement shall not be binding against the parties hereto.

7.3	In case one party fails to fulfill the Agreement within the time limit stipulated herein, the other party shall grant a grace period of no less than 10 days but not more than 30 days from the date of knowing that the other party has not fulfilled the Agreement; however, in case one party fails to perform the Agreement within the grace period, the other party shall be entitled to notify the Defaulting Party to terminate the Agreement. The notice of termination shall take effect from the date of issuance. During the term of this Agreement, Party A may at any time give written notice to Party B to terminate this Agreement 30 days in advance and this Agreement shall be terminated upon written consent of Party B.

7.4	During the term of this Agreement, if either party applies for bankruptcy in any form, or enters into bankruptcy liquidation procedure, or is prohibited from doing business by the competent government department, or loses the legal personality or other legal subject qualification due to other reasons, the other party has the right to terminate this Agreement from the occurrence of the above situation. The notice of termination shall take effect from the date of issuance.

7.5	The amendment and rescission of the Agreement shall not affect the rights of the parties to claim damages. If either party suffers losses as a result of the amendment or rescission of the Agreement, the responsible party shall be liable for compensation, except the liability which may be exempted according to law. If this Agreement is terminated for reasons attributable to Party B, Party A shall be entitled to compensation for all losses caused by such termination and remuneration for all completed services.

8.	Notice

8.1	All notices and other communications required or sent under this Agreement shall be sent to the following addresses of the party by personal delivery, registered post, postage prepayment or commercial express service or fax. Effective date of service of such notices shall be determined as follows:

If the notice is sent by personal delivery, express service or registered post or prepaid postage, the date of delivery shall be the effective date.

If the notice is sent by fax, the effective date of service shall be the date of successful transmission (evidenced by the automatically generated transmission confirmation information).

8.2	For the purpose of the notice, the addresses of both parties are as follows:

Party A: Lohas World (Shenzhen) Intelligent Technology Co., Ltd.

Address: Room 201, Building A, No. 1 Qianwan First Road, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen City (where Shenzhen Qianhai Business Secretary Co., Ltd. is settled)

Fax: 0755-33093706

Party B: Lohas Agricultural Information Technology Co., Ltd.

Address: Room 201, Building A, No. 1 Qianwan First Road, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen City (where Shenzhen Qianhai Business Secretary Co., Ltd. is settled) (Actual business address: Room125, Building No. 4, Nord Holiday Garden, Nanshan Street, Nanshan District, Shenzhen)

Fax: 0755-33093706

Either party may change the address at which it receives the notice by giving notice to the other party at any time in accordance with the provisions of this article.

9.	Others

9.1	This Agreement shall come into force on the date of signing by both parties.

9.2	The conclusion, validity, interpretation, performance, modification and termination of this Agreement and the settlement of disputes shall be governed by Chinese laws.

9.3	Any dispute arising out of or in connection with the Agreement shall be settled by the parties through negotiation. If the parties fail to reach an agreement within 30 days after the dispute arises, the dispute shall be submitted to Shenzhen Court of International Arbitration (Shenzhen Arbitration Commission) and arbitration shall be conducted in Chinese and in Shenzhen, China in accordance with the then effective arbitration rules of the commission for the final resolution which is legally binding to the parties if the parties cannot reach an agreement within 30 days after the dispute arises.

The arbitral tribunal may award compensation, compulsory relief (including, but not limited to, the need for the conduct of business or compulsory transfer of assets) for the Company’s equity or property rights or decide that the Company shall be liquidated. After the arbitral award takes effect, either party has the right to apply to the court with jurisdiction for the enforcement of the arbitral award. As a measure of property preservation or enforcement, at the request of the disputing party, the court with jurisdiction has the right to provide temporary relief measures to the disputing party while awaiting the formation of an arbitral tribunal or other appropriate circumstances permitted by law. Subject to the provisions of Chinese Law, the courts of following places: (1) the Cayman Islands, (2) the place of incorporation of Party B, (3) the location of the NASDAQ Stock Market and (4) the place where Party B’s ultimate controlling shareholder or its main assets are located, shall have jurisdiction over the foregoing purposes..

9.4	Upon the execution of this Agreement, the parties may enter into a supplemental agreement with respect to matters not covered hereunder or new circumstances arising from the execution of this Agreement. The supplemental agreement and this Agreement shall form an integral part and each shall have the same effect.

9.5	The provisions of confidentiality, dispute resolution and liability for breach of contract shall remain valid after the modification, rescission or termination of this Agreement.

9.6	Without the prior written consent of the other party, no party shall transfer all or part of its rights or obligations hereunder to a third party.

9.7	At any time any one or more articles of this Agreement become invalid, illegal or unenforceable, the validity, legality and enforceability of other articles of this Agreement shall not be affected..

9.8	This Agreement is drafted both in English and Chinese languages, and both language versions shall be equally authentic. If there is any conflict between the two versions, the Chinese one shall prevail.

9.9	The Chinese version of the Agreement is made into two (2) originals. Each Party to the Agreement shall hold one (1) original.

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(This is the signature page to Exclusive Consultation and Service Agreement)

In witness whereof, the Exclusive Consultation and Service Agreement is executed by and between the Parties hereto on the date and place mentioned at the beginning of the text.

Lohas World (Shenzhen) Intelligent Technology Co., Ltd. (Seal)

Signature:	/s/ Yanyue Zhang
Name:	Yanyue Zhang
Title:	Legal Representative

Lohas Agricultural Information Technology Co., Ltd. (Seal)

Signature:	/s/ Yanyue Zhang
Name:	Yanyue Zhang
Title:	Legal Representative

Annex

Agreement on payment standard and method of technical service fee

1.	Both Party A and Party B agree that, as the consideration for the information consulting and technical services provided by Party A to Party B under Clause 1 of Article 1 hereof, Party B shall pay the service fee to Party A in accordance with the following provisions:

After making up the annual losses of previous years (if necessary) and deducting the necessary costs, expenses, taxes incurred in corresponding financial year and withdrawing legal accumulation fund in accordance with law, Party B shall take the rest of the income (audited in accordance with international accounting standards) as the service fees of information consultation and technical services hereunder, which shall be paid quarterly to the bank account designated by Party A.

2.	Within 15 days after the end of each quarter, Party B shall provide Party A with the financial information necessary to calculate the service fee of that quarter, and pay the service fee of that quarter to Party A within 30 days after the end of each quarter. If Party A questions the financial information provided by Party B, it may appoint a reputable independent accountant to audit the relevant information. Party B shall cooperate with it.